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                                                                     Exhibit 8.1

                        [COVINGTON & BURLING LETTERHEAD]

                                                              September 13, 2004

Calpine Corporation
50 West San Fernando Street
San Jose, CA  95113

Calpine Canada Energy Finance ULC
Suite 800, Purdy's Wharf, Tower 1
1959 Upper Water Street
P.O. Box 997
Halifax, Nova Scotia B3J 3N2

Calpine Canada Energy Finance II ULC
Suite 800, Purdy's Wharf, Tower 1
1959 Upper Water Street
P.O. Box 997
Halifax, Nova Scotia B3J 3N2

Calpine Capital Trust IV
c/o Calpine Corporation
50 West San Fernando Street
San Jose, CA  95113

Calpine Capital Trust V
c/o Calpine Corporation
50 West San Fernando Street
San Jose, CA  95113

Ladies and Gentlemen:

      We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Shelf Registration Statement on Form S-3 (File No. 333-76880) initially filed with the Securities and Exchange Commission on January 17, 2002 and amended on April 4, 2002 by Pre-Effective Amendment No. 1 and on September 13, 2004 by Post-Effective Amendment No. 1 (such Registration Statement, as amended or supplemented from time to time, is herein referred to as the "Registration Statement"), of (i) common stock, par value $.001 per share, preferred stock, par value $.001 per share, unsecured debt securities, depositary shares, purchase contracts, units and warrants of Calpine Corporation (the "Company"),
(ii) unsecured debt
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                                       -2-

securities of Calpine Canada Energy Finance ULC fully and unconditionally guaranteed by the Company and warrants of Calpine Canada Energy Finance ULC,
(iii) unsecured debt securities of Calpine Canada Energy Finance II ULC fully and unconditionally guaranteed by the Company and warrants of Calpine Canada Energy Finance II ULC, (iv) the associated guarantees issued by the Company with respect to the debt securities referred to in items (ii) and (iii) above, (v) preferred securities of Calpine Capital Trust IV, (vi) preferred securities of Calpine Capital Trust V, and (vii) the associated guarantees issued by the Company with respect to the preferred securities referred to in items (v) and
(vi) above.

      We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

      Based upon and subject to the foregoing, the statements in the Registration Statement under the caption "Certain United States Federal Income Tax Consequences," insofar as such statements constitute summaries of the laws, regulations or legal matters referred to therein, are, subject to the qualifications stated therein, accurate in all material respects and fairly summarize the matters referred to therein.

      The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

      We are members of the bar of the State of New York. We do not express any opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

      We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,

                                        /s/ Covington & Burling